Exhibit 10.10

[Form of indemnity agreement with non-executive directors of Orient-Express Hotels Ltd.]

ORIENT-EXPRESS HOTELS LTD.

Canon’s Court

22 Victoria Street

Hamilton HM 12, Bermuda

[date]

[Name and address]

Dear [name]:

In consideration of your service as a director of Orient-Express Hotels Ltd., a company incorporated in Bermuda (the “Company”), the Company will, to the extent provided in this letter agreement (this “Agreement”), indemnify you and hold you harmless from and against any and all “Losses” (as defined below) that you may incur by reason of your election or service as a director, officer or employee of the Company or any “Related Entity” (as defined below) or as a duly authorized agent, fiduciary or representative of the Company or any Related Entity.

1.                Definitions.

(a)  “Costs and Expenses” means all reasonable costs and expenses incurred by you in defending any threatened, pending or completed Proceeding including, without limitation, legal counsel and expert witness fees and disbursements.

(b)  “Losses” means all liabilities, Costs and Expenses, amounts of judgments, fines, penalties or excise taxes and amounts paid in settlement of or incurred in defense of or otherwise in connection with any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, and whether brought by or in the right of the Company or otherwise, and appeals in which you may become involved, as a party or otherwise, by reason of acts or omissions in your capacity as and while serving as a director, officer, employee, agent, fiduciary or representative of the Company or any Related Entity.

(c)  “Proceeding” means, for the purposes of this Agreement, any threatened, pending or completed claim, action or proceeding, whether civil, criminal, administrative or investigative (including an action brought by or in the right of the Company) in which you may be or may have been involved as a party or otherwise, by reason of the fact that you are or were a director or officer of the Company, by reason of any action taken by you or of any inaction on your part while acting as such director or officer or by reason of the fact that you are or were serving at the request of the Company as a director, officer, employee, agent, fiduciary or representative of a Related Entity whether or not you were serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

(d)  “Related Entity” means any corporation, partnership, joint venture, trust or other entity or enterprise in which the Company is in any way interested, or in or as to which you are serving at the Company’s request or on its behalf, as a director, officer, employee, agent, fiduciary or representative including, but not limited to, any employee benefit plan or any corporation of which the Company or any Related Entity is, directly or indirectly, a shareholder or creditor.

2.  Agreement to Serve.  You agree to serve or to continue to serve as a director of the Company. This Agreement does not create or otherwise establish any separate right on your part to be or to continue to be a director of the Company and does not create an employment contract between you and the Company.

3.               Indemnification.

(a)  Subject to Section 3(f), the Company shall indemnify you and hold you harmless from and against any and all Losses that you incur in connection with a Proceeding.

(b)  Notwithstanding any other provision of this Agreement other than Section 3(f) to the contrary, the Company shall indemnify you against all Costs and Expenses with respect to a Proceeding in which judgment is given in your favor, in which you are acquitted, or in respect of which relief is granted to you by the Supreme Court of Bermuda under Section 281 of the Companies Act of 1981 (as it may be amended from time to time, the “Companies Act”).

(c)  Without limiting the scope of the indemnity provided under any other provision of this Agreement, if you have reason to believe that any claim will or might be made against you in respect of any negligence, default, breach of duty or breach of trust, you may apply to the Supreme Court of Bermuda for relief pursuant to Section 281 of the Companies Act and, to the extent that the Supreme Court of Bermuda relieves you, in whole or in part, of liability in accordance with Section 281 of the Companies Act, then you shall be indemnified against any liability incurred by you in defending any proceedings in accordance with Section 98(2)(b) of the Companies Act.

(d)  The Company’s obligation to indemnify you under this Agreement is in addition to any other rights to which you may otherwise be entitled by operation of law, vote of the Company’s shareholders or directors or otherwise and will be available to you whether or not the claim asserted against you is based upon matters that occurred before the date of this Agreement.

(e)  If you are entitled under this Agreement or otherwise to indemnification by the Company for some or a portion of the Losses actually and reasonably incurred by you but not, however, for the total amount thereof, the Company shall nevertheless indemnify you for the portion of the Losses in respect of which you are entitled to indemnification.

(f)  Anything hereinabove to the contrary notwithstanding, “Losses” shall not include, and you shall not be entitled to indemnification under this Agreement on account of (i) Losses in connection with which you are not entitled to indemnification as a matter of law or public policy; (ii) Losses to the extent you are indemnified by or on behalf of the Company otherwise than pursuant to this Agreement, including any Losses for which payment is made to you under an insurance policy; and (iii) Losses to the extent you are acting in the capacity of auditor to the Company.  Notwithstanding any other terms of this Agreement to the contrary, (x) the Company shall not indemnify you against, or exempt you from, any liability or Losses in respect of your fraud or dishonesty or claims arising under applicable laws concerning insider trading; (y) the Company’s obligation to indemnify you against any Losses if you are or were serving at the request of the Company as a director, officer, employee, agent, fiduciary or representative of the Company or any Related Entity shall be reduced by any amount you actually receive as indemnification from such Related Entity; and (z) except as otherwise provided in Section 3(c), 5 or 6, the Company shall not be obligated under this Agreement to indemnify you or pay any Costs and Expenses in connection with any action, suit or proceeding (or any part of any action, suit or proceeding) initiated by you, including any action, suit or proceeding (or any part of any action, suit or proceeding) initiated by you against the Company or its directors, officers, employees or other indemnitees, unless the Board of Directors of the Company authorized the action, suit or proceeding (or the relevant part of any action, suit or proceeding) prior to its initiation.

4.  Costs and Expenses.  Costs and Expenses shall be paid promptly by the Company and in any event within 30 days after receipt by the Company of a statement or statements from you requesting such payment, or, at your request and if authorized by the Company’s Board of Directors in the specific case, shall be advanced on your behalf against delivery of invoices therefor (prior to an ultimate determination as to whether you are entitled to be indemnified by the Company on account thereof) upon the receipt by the Company of an undertaking by you or on your behalf to repay such amount if it shall ultimately be determined that you are not entitled to be indemnified pursuant to this Agreement; provided, however, that if it shall ultimately be determined by final non-appealable decision of the Supreme Court of Bermuda or another court of competent jurisdiction that you are not entitled to be indemnified on account of any Costs or Expenses for which you have theretofore received payment or reimbursement, you shall promptly repay such amount to the Company.

5.  Determination of Entitlement to Indemnification.  The determination on behalf of the Company as to whether you are entitled to be indemnified for Losses hereunder may be made either by (a) a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) the shareholders of the Company, as the Company’s Board of Directors shall determine.  Notwithstanding such determination, the right to indemnification or advances of Costs and Expenses as provided in this Agreement shall be enforceable by you in the Supreme Court of Bermuda.  Neither the failure of the Company (including its Board of Directors or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because you have met the applicable standard of conduct, nor an actual determination by the Company (including its Board of Directors or independent legal counsel) that you have not met such applicable standard of conduct shall be a defense to the action or create a presumption that you have not met the applicable standard of conduct.  Costs and Expenses, including counsel fees, reasonably incurred by you in connection with successfully establishing your right to indemnification, in whole or in part, in any such action shall also be indemnified by the Company.

6.  Attorneys’ Fees and Other Expenses to Enforce Agreement.  In the event that you are subject to or intervene in any Proceeding in which the validity or enforcement of this Agreement is at issue or seek an adjudication to enforce your rights under, or to recover damages for breach of, this Agreement, you, if you prevail in whole or in part in such action, shall be entitled to recover from the Company and shall be indemnified by the Company against, any actual expenses for attorneys’ fees and disbursements reasonably incurred by you, provided that in bringing such action, you acted in good faith.

7.  Notice of Proceedings.  You agree to give prompt written notice to the Company of any claim with respect to which you seek indemnification, including the nature of and the facts underlying the claim, and, unless a conflict of interest shall exist between you and the Company with respect to such claim, you will permit the Company to assume the defense of such claim with counsel of its choice. The Company has the right to conduct such defense as it sees fit in its sole discretion, including the right to compromise or settle any claim against you without your consent, except that the Company will not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to you of a release from all liability with respect to such claim or litigation.  Whether or not such defense is assumed by the Company, the Company will not be subject to any liability for any settlement made without its consent.

In no event will the Company be obligated to pay the fees and expenses of more than one counsel for you and any other directors, officers or employees of the Company who are indemnified pursuant to similar indemnity agreements with respect to any claim, unless a conflict of interest shall exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the Company will be obligated to pay the fees and expenses of an additional counsel for each indemnified party or group of indemnified parties with whom a conflict of interest exists.

8.  Directors and Officers Liability Insurance.  To the extent that the Company maintains a policy or policies of insurance providing liability insurance for directors, officers, employees, agents, fiduciaries or representatives of the Company or any Related Entity of the Company in their capacities as such, in respect of acts or omissions occurring while serving in such capacity, you shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any other director, officer, employee, agent, fiduciary or representative of the Company or any Related Entity under such policy or policies. The Company will use reasonable commercial efforts to procure and maintain such insurance in the minimum amount of $[  ] million.

9.  Effectiveness.  This Agreement shall be effective as of the date set forth on the first page hereof and shall apply to your acts or omissions that occurred prior to such date if you were a director, officer, employee or other agent of the Company, or were serving at the request of the Company as a director, officer, employee, agent, fiduciary or representative of a Related Entity at the time such act or omission occurred.

10.  Survival.  The obligation of the Company to indemnify you with respect to Losses that you may incur by reason of your service as a director, officer, employee, agent, fiduciary or representative of the Company or a Related Entity, as provided under this Agreement, shall survive the termination of your service in such capacities and shall inure to the benefit of your heirs, executors and administrators.

11.  Severability.  If any provision of this Agreement or any indemnification made under this Agreement shall for any reason be determined by the Supreme Court of Bermuda or another court of competent jurisdiction to be invalid, unlawful or unenforceable under current or future laws, such provision shall be fully severable and, the remaining provisions of this Agreement shall not otherwise be affected thereby, but shall remain in full force and effect and, to the fullest extent possible, shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

12.  Governing Law; Jurisdiction.  The terms and conditions of this Agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of the Islands of Bermuda. The parties to this Agreement hereby irrevocably agree that the courts of Bermuda shall have non-exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Agreement Proceedings”) that may arise out of or in connection with this Agreement and waive any objection to Agreement Proceedings in the courts of Bermuda on the grounds of venue or on the basis that the Agreement Proceedings have been brought in an inconvenient forum.

13.  Amendment.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both the Company and you.

14.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.  Your signature below will evidence your agreement and acceptance with respect to the foregoing.

Very truly yours,

ORIENT-EXPRESS HOTELS LTD.

By:
Name:
Title:
AGREED TO AND ACCEPTED:
Name: